Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO THE

CREDIT AGREEMENT

Dated as of October 10, 2013

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT (this “Amendment”) among YAHOO! INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders that are parties to the Credit Agreement referred to below (collectively, the “Lenders”) and CITIBANK, N.A., as administrative agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders and the Agent have entered into a Credit Agreement dated as of October 19, 2012 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower, the Lenders and the Agent have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

(a) The definition of “Applicable Margin” in Section 1.01 is hereby amended by replacing the grid included in such definition with the following:

Leverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 < 1.00:1.00	.000%	1.000%
Level 2 >1.00:1.00, < 1.50:1.00	.125%	1.125%
Level 3 >1.50:1.00	.250%	1.250%

(b) The definition of “Applicable Percentage” in Section 1.01 is hereby amended by replacing the grid included in such definition with the following:

Leverage Ratio	Applicable Percentage
Level 1 < 1.00:1.00	.075%
Level 2 >1.00:1.00, < 1.50:1.00	.125%
Level 3 >1.50:1.00	.175%

(c) The definition of “Eurodollar Rate” in Section 1.01 is hereby amended by deleting the second sentence thereof in its entirety.

(d) The definition of “Termination Date” in Section 1.01 is amended by deleting the date “October 18, 2013” and substituting therefor the date “October 9, 2014”.

(e) Section 2.07(f) is amended by deleting the phrase “and Citibank does not furnish timely information to the Agent”.

(f) Schedule I is amended in full to read as set forth on Schedule A to this Amendment.

SECTION 2. Waiver; Assignment. The requirements of Section 8.07 of the Credit Agreement are, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby waived to the extent that such Sections require execution and delivery of an assignment agreement to effect an assignment by any Lender. Accordingly, after giving effect to this Amendment, those Lenders listed on Schedule A to this Amendment shall have Commitments in such amounts as are set forth on Schedule A.

Each Lender whose Commitment is reduced by giving effect to this Amendment (each, an “Assignor”): (a) represents and warrants that (i) it is the legal and beneficial owner of the relevant Assigned Interest (as defined below), (ii) such Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

Each Lender whose Commitment is increased (or created) by giving effect to this Amendment (each, an “Assignee”): (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and becomes a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date (as defined below), it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by its Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire its Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h)(i) or (ii)

thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and to purchase its Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment and to assume its Assigned Interest and (vii) attached hereto is the documentation required to be delivered by it pursuant to the terms of the Credit Agreement, if any, duly completed and executed by such Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, any Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

“Assigned Interest” means (i) all of the respective Assignors’ rights and obligations in their respective capacities as Lenders under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the Commitments of the respective Assignors to the extent being assigned under this Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the respective Assignors (in their respective capacities as Lenders) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above.

SECTION 3. Conditions of Effectiveness. This Amendment shall become effective as of the date first above written (the “Effective Date”) when, and only when, (a) the Agent shall have received counterparts of this Amendment executed by the Borrower and all of the Lenders listed on Schedule A hereto, (b) the Borrower shall have paid to the Agent, for the benefit of the Lenders, all reasonable and documented fees then due and payable (including the reasonable and documented accrued fees and out-of-pocket expenses of counsel to the Agent) and (c) and the Agent shall have additionally received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified), in form and substance reasonably satisfactory to the Agent:

(a) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of the Borrower approving transactions of the type contemplated by this Amendment.

(b) A certificate signed by a duly authorized officer of the Borrower stating that:

(i) The representations and warranties contained in Section 4 are correct in all material respects (except to the extent such representations and warranties are qualified by materiality in the text thereof, in which case such representations and warranties shall be true and correct) on and as of the Effective Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties shall be made on and as of such earlier date); and

(ii) No event has occurred and is continuing that constitutes a Default.

SECTION 4. Representations and Warranties of the Borrower The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of the Credit Agreement (as amended hereby) and the consummation of the transactions contemplated hereby and thereby are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s charter or by laws, (ii) law or (iii) any material contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Borrower of this Amendment and performance by the Borrower of the Credit Agreement (as amended hereby), except to the extent that any such authorization, approval, action, notice or filing has been completed or is immaterial.

(d) This Amendment has been duly executed and delivered by the Borrower. This Amendment and the Credit Agreement (as amended hereby) are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e) There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would reasonably be expected to have a Material Adverse Effect (other than as disclosed in the Borrower’s filings with the Securities and Exchange Commission, including on forms 10-K, 10-Q, 8-K, and DEF 14A filed prior to the Effective Date) or (ii) purports to affect the legality, validity or enforceability of this Amendment, the Credit Agreement (as amended hereby) or the consummation of the transactions contemplated hereby and thereby.

(f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2012, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2013, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished or made available to each Lender, fairly present, in all material respects, subject, in the case of said balance sheet as at June 30, 2013, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2012, there has been no Material Adverse Change (other than as disclosed in the Borrower’s filings with the Securities and Exchange Commission, including on forms 10-K, 10-Q, 8-K, and DEF 14A filed prior to the Effective Date).

(g) the representations and warranties contained in Section 4.01(g), (h) and (i) are correct in all material respects (except to the extent such representations and warranties are qualified by materiality in the text thereof, in which case such representations and warranties shall be true and correct).

SECTION 5. Reference to and Effect on the Credit Agreement. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the Notes to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement and each of the Notes as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

YAHOO! INC.

By	/s/ Ken Goldman
Name:	Ken Goldman
Title:	CFO

Agreed as of the date first above written:

CITIBANK, N.A., as Agent and a Lender

By	/s/ Lisa Huang
Name:	Lisa Huang
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,

By	/s/ Thomas Rogers
Name:	Thomas Rogers
Title:	Senior Vice President

BANK OF AMERICA, N.A.,

By	/s/ Prayes Majmudar
Name:	Prayes Majmudar
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,

By	/s/ Ann B. Kerns
Name:	Ann B. Kerns
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC,

By	/s/ Alex Daw
Name:	Alex Daw
Title:	Director

[Yahoo! Inc. Amendment Signature Page]

GOLDMAN SACHS BANK USA

By	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

SCHEDULE A to Amendment

SCHEDULE I

YAHOO! INC.

364-DAY REVOLVING CREDIT AGREEMENT

COMMITMENTS

Name of Initial Lender	Commitment
Citibank, N.A.	$175,000,000.00
HSBC Bank USA, National Association	$175,000,000.00
Bank of America, N.A.	$100,000,000.00
JPMorgan Chase Bank, N.A.	$100,000,000.00
The Royal Bank of Scotland plc	$100,000,000.00
Goldman Sachs Bank USA	$100,000,000.00

Total:	$750,000,000.00